Exhibit 10.26


                                  APTIMUS, INC.
                       95 SOUTH JACKSON STREET, SUITE 300
                                SEATTLE, WA 98104

                                NOVEMBER 13, 2001

VIA FACSIMILE AND US MAIL

FINGERHUT COMPANIES, INC.
4400 BAKER ROAD
MINNETONKA, MN  55343

         RE:  PROMISSORY NOTE PAYOFF

Gentlemen:

     Aptimus, Inc. ("Aptimus") and Fingerhut Companies, Inc. ("Fingerhut") are parties to that certain Stock Redemption Agreement (the "Agreement"), dated as of April 6, 2001, pursuant to which Aptimus redeemed 2,720,000 shares of Aptimus common stock from Fingerhut. In connection with the Agreement, Aptimus delivered to Fingerhut (i) a Promissory Note (the "Note"), dated April 16, 2001, in the principal sum of $838,000, (ii) a Warrant to Purchase Common Stock for 150,000 shares at an exercise price per share of $2.50 (the "Warrant") and (iii) a Letter Agreement, dated April 16, 2001 regarding future purchases of common stock (the "Buyback Letter Agreement").

     As of November 16, 2001, the outstanding principal and interest due and owing under the Note shall be $576,392.35, with twelve monthly installments remaining to be paid. Aptimus agrees to immediately pay and satisfy all remaining sums due under the Note and Fingerhut agrees to accept a discounted principal amount and release all remaining rights under the Agreement, Note and Warrant as set forth below; provided, however, that notwithstanding anything to the contrary in this Letter Agreement, Fingerhut shall maintain all rights (i) pursuant to the Buyback Letter Agreement, (ii) pursuant to the Stockholders Agreement, dated December 10, 1998 and (iii) as a stockholder of Aptimus; provided further, however, that Aptimus and Fingerhut shall each maintain all rights pursuant to Section 6 and Section 7 of the Agreement respectively.

     Aptimus shall pay Fingerhut the sum of $471,140.90 in immediately available funds (the "Payment") on or before 5 P.M. Central Standard Time, Tuesday, November 13, 2001 (the "Payment Date"). Payment shall be made in same day wire funds pursuant to wire instructions to be delivered by Fingerhut to Aptimus not later than 11 A.M. Central Standard Time on the Payment Date. Upon receipt of the Payment and without further act, Aptimus and Fingerhut do for themselves, and their respective shareholders, directors, officers, employees, partners, attorneys, affiliates, predecessors, successors and assigns, RELEASE AND FOREVER DISCHARGE each other, and their respective shareholders, directors, officers,
employees,  partners,  attorneys,  affiliates,   predecessors,
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successors and assigns, from all debts,  judgments,  claims,  demands, causes of action and rights of action in law or in equity, whether known or unknown, accrued or unaccrued, contingent or non-contingent, that any of them ever had, now have, or may in the future have against the other arising from or in any way related to the parties' respective rights, duties and obligations under the Agreement (except as set forth in the second paragraph hereof), Note and
Warrant,   all  of  which  rights,   duties  and  obligations  shall  be  deemed
conclusively paid, performed and satisfied upon Fingerhut's receipt of the Payment from Aptimus. Without limiting the generality of the foregoing, upon receipt of the Payment, all rights of Fingerhut under the Note and the Warrant shall be deemed satisfied, and each such instrument shall be deemed cancelled, void and unenforceable.

     Aptimus represents and warrants to Fingerhut that (i) the execution, delivery and performance of this Letter Agreement have been duly authorized by all necessary action of Aptimus, (ii) this Letter Agreement constitutes a legal, valid and binding agreement of Aptimus, enforceable against Aptimus in accordance with its terms, except as otherwise limited by law and (iii) there is no outstanding contract, commitment or agreement to which Aptimus is a party or legal impediment of any kind known to Aptimus which conflicts with this Letter Agreement or might limit, restrict or impair the rights granted to Fingerhut hereunder.

     Fingerhut represents and warrants to Aptimus that (i) the execution, delivery and performance of this Letter Agreement have been duly authorized by all necessary action of Fingerhut, (ii) this Letter Agreement constitutes a legal, valid and binding agreement of Fingerhut, enforceable against Fingerhut in accordance with its terms, except as otherwise limited by law and (iii) there is no outstanding contract, commitment or agreement to which Fingerhut is a party or legal impediment of any kind known to Fingerhut which conflicts with this Letter Agreement or might limit, restrict or impair the rights granted to Aptimus hereunder.

     All notices and other communications required or permitted under this Letter Agreement shall be in writing (including fax communication) and mailed, faxed or delivered to: Aptimus, Inc. at 95 South Jackson Street, Suite 300, Seattle, WA 98104, attn. General Counsel; to Fingerhut Companies, Inc. at 4400 Baker Road, Minnetonka, MN 55343, attn: Michael Sherman, with a copy to: Winston & Strawn, 200 Park Avenue, New York, New York 10166, attn: David F. Kroenlein, Esq.; or, as to either party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications shall be effective when delivered, deposited in the mails or faxed, respectively.

     This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of a signed counterpart by telephone facsimile transmission shall be effective as delivery of a manually signed counterpart of this Letter Agreement. This Letter Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.
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     This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Letter Agreement without the consent of the other party hereto, except no such consent shall be required when such assignment, delegation or transfer is pursuant to a transaction or series of transactions resulting in a change of control of greater than 50% of the voting securities of a party or the merger of sale of substantially all of the assets of such party. If any provision of this Letter Agreement shall be held to be invalid, the remainder of this Letter Agreement shall not be affected thereby.

     The failure of any party to seek redress for violation, or to insist on strict performance, of any covenant of this Letter Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.

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     Please  indicate  your  agreement to the terms of this Letter  Agreement by signing the enclosed copy of this letter in the space provided below and returning it to us via facsimile at (206) 441-9661.


                                                Sincerely,

                                                APTIMUS, INC.


                                                By: /s/ David H. Davis
                                              Name: David H. Davis
                                               Its: General Counsel



We hereby agree to the terms of this Letter Agreement.

Dated:  November 13, 2001

FINGERHUT COMPANIES, INC.


By:  /s/ Tony Pellegrin
Its: Director Corporate Development




















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